U.S. SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C.  20549
                        FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF
1934

Date of Report (Date of earliest event reported):  July 8, 1999

               Commission File No.   0-22524

               REAL GOODS TRADING CORPORATION
(Exact name of small business issuer as specified in its charter)

 California                             68-0227324
(State or other jurisdiction of        (IRS Employer
 incorporation or organization)         Identification Number)

3440 Airway Drive, Santa Rosa  California       95403
(Address of principal executive offices)      (Zip Code)

Issuer's telephone number, including area code:
                                           (707) 542-2600
Item 5.  Other events

The Registrant hereby incorporates by reference the information contained in Attachment A hereto in response to this Item 5.
For Immediate Release
                                       For More Information:
                           John Schaeffer, CEO; 707.521.4444
                       Mark Swedlund, President 707.521.4400

          Real Goods Provides Fetzer Vineyards with
                   40 kW Solar-Power System

- Enough Energy to Bottle 1.2 million Bottles of Wine Annually
- Advances in Technology Make Solar Economically Viable and
  Sustainable

Hopland, California, July 8, 1999...A new photovoltaic solar power system came on line today at Fetzer Vineyards which will produce enough energy to bottle about 1.2 million bottles of wine annually, making it the largest known solar winery project in the world. Real Goods Trading Corporation (Nasdaq: RGTC), the world's leading supplier of renewable energy systems to end users and Fetzer Vineyards have been close neighbors for many years, and share a keen interest in building an ecologically sustainable future.

PowerLight Corporation installed the just-completed solar rooftop project undertaken jointly by Fetzer Vineyards and Real Goods in just two weeks - even faster than the ambitious 3-week schedule originally planned. The system uses 360 high-efficiency photovoltaic modules from AstroPower, Inc. to produce 42 kWp and 32 kWac. Rather than charging a battery bank, the installation incorporates a high-efficiency DC-to-AC inverter and connects to the Pacific Gas & Electric public utility power grid. Consequently it is capable of feeding any excess power it produces into PG&E's grid, particularly during intensely sunny midsummer days when public utility power demand is highest. Conversely, the winery can draw upon public utility power if a lengthy spell of cloudy weather should temporarily reduce the photovoltaic system's power output. Fetzer gets both the benefits of producing their own power and the reliability of being connected to the PG&E grid.

Paul Dolan, President of Fetzer Vineyards commented: "The installation of photovoltaic panels on the Fetzer Vineyards Administration Building marks another milestone in our continuing quest toward sustainability of our winery. We are especially pleased to have our neighbors and friends at Real Goods oversee this project. Along with generating enough power to fully meet the needs of this building, I hope that the panels will inspire other companies to join us in working to reduce greenhouse gas emissions."

Real Goods CEO John Schaeffer commented: "We're extremely pleased to bring to fruition our long-standing dream of helping our neighbor Fetzer Vineyards to make this final step in closing the sustainability loop by installing this photovoltaic array. This further solidifies Hopland's well-deserved reputation as the Solar Capital of the world, with more solar watts per capita than any other unincorporated area in the world. We're also very appreciative of Powerlight's incredibly professional and timely installation."

Added Daniel Shugar, PowerLight Executive Vice President, "Fetzer has achieved yet another milestone in environmental leadership. It was a tremendous pleasure for us to work with Real Goods in the support of Fetzer's goals, and we look forward to enjoying sustainably-produced Fetzer wines well into the next millennium."

In addition to providing clean sustainable power, the system is designed to accumulate a wealth of data by automatically scanning meteorological and photovoltaic performance each second, and then calculating and storing average data for 15-minute periods. The stored data will be retrievable via the internet.

The system was installed by PowerLight Corporation (www.powerlight.com) using their proprietary PowerRoofTM technology. The 360 high-efficiency photovoltaic modules use cells from AstroPower, Inc. (NASDAQ: APWR). The system was supported, in part, through PowerLight's contract for funding from the U.S. Department of Energy through an award from the Utility PhotoVoltaic Group's TEAM-UP program. Additional cofunding arranged by Real Goods (www.realgoods.com) was provided by the California Energy Commission's Emerging Renewables Program.

All U.S. power users can receive a rebate through the TEAM-UP program. In addition, California residents served by PG&E, SCE or SDG&E are eligible for a substantial California Energy Commission (CEC) rebate. More information about qualifying for these rebates is available from Real Goods Renewables (1.800.919.2400).

Real Goods Trading Corporation sells a broad range of renewable energy and sustainable living products through its mail order catalogs and three retail stores and on its website (www.realgoods.com) (call 1.800.762.7325 for a free catalog). The Company believes that it is the largest retailer of these products in the world. The Company's common stock is publicly traded on the Chicago Stock Exchange under the symbol "RGT", on the Nasdaq Small Cap market under the symbol "RGTC", and through a bulletin board maintained on its web site (http://www.realgoods.com).

Fetzer Vineyards is Mendocino County's largest producer of quality wines. The Hopland-based winery was founded in 1968. For more information visit Fetzer's website at www.fetzer.com.
                      SIGNATURES

Pursuant to the requirements on the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REAL GOODS TRADING CORPORATION
       (Registrant)

Date:  July 8, 1999

BY[S]LESLIE B. SEELY
     Leslie B. Seely
     Chief Financial Officer